Exhibit 10.1

INTERIM CHIEF FINANCIAL OFFICER APPOINTMENT AGREEMENT

THIS INTERIM CHIEF FINANCIAL OFFICER APPOINTMENT AGREEMENT (this “Agreement”) is made as of August 1, 2026, by and between Armlogi Holding Corp., a Nevada corporation (the “Company”), whose principal place of business is at 20301 E Walnut Dr. N, Walnut, CA 91789; and Tong Wu (“Employee”), an existing employee of the Company.

WHEREAS, Sheng-Kai Hsu is resigning as the Company’s Chief Financial Officer effective August 1, 2026;

WHEREAS, the Company wishes to appoint Employee, who is currently an employee of the Company, to serve as the Company’s interim Chief Financial Officer on an unpaid basis pending the Company’s appointment of a permanent successor Chief Financial Officer, and Employee wishes to accept such appointment, on the terms and conditions set forth below;

WHEREAS, the parties to this Agreement wish to enter into a written expression of their relationship with respect to Employee’s interim appointment;

THEREFORE, in consideration of the agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

Appointment

1.1. Appointment. The Company hereby appoints Employee, and Employee accepts appointment, to serve as the Company’s interim Chief Financial Officer (“Interim CFO”), on and subject to the terms and conditions set forth in this Agreement.

1.2. Term. Employee’s service as Interim CFO shall commence effective August 1, 2026 and shall continue until the Company’s Board of Directors appoints a permanent successor Chief Financial Officer, unless earlier terminated in accordance with Article 7 (the “Interim Period”). Employee’s service as Interim CFO is at-will and may be terminated by either party at any time in accordance with Article 7. For the avoidance of doubt, this Agreement does not modify, supersede, or otherwise affect the terms of Employee’s existing employment with the Company, which shall remain in full force and effect.

ARTICLE 2

Duties

2.1. Position and Duties. During the Interim Period, Employee shall act as the Company’s interim Chief Financial Officer and shall be responsible for performing the duties described in Appendix A attached hereto and made a part hereof, in addition to Employee’s existing duties and responsibilities with the Company. Employee agrees that he will serve the Company faithfully and to the best of his ability during the Interim Period, under the direction of the Board of Directors of the Company. The Company and Employee may jointly agree from time to time to change the nature of the duties described herein.

2.2. Time Devoted to Work. Employee agrees to devote such business time, attention, and energies, as well as Employee’s best talents and abilities, as are reasonably necessary to perform the duties of Interim CFO, in addition to Employee’s existing role and duties with the Company, in accordance with the Company’s instructions and directions.

ARTICLE 3

Place of Employment

3.1. Place of Employment. Employee shall perform his duties under this Agreement remotely, without a specific physical location requirement.

ARTICLE 4

Compensation

4.1. No Additional Compensation. Employee’s service as Interim CFO is unpaid. Employee shall not receive any additional base salary, bonus, or other cash compensation from the Company for serving as Interim CFO. Employee’s existing base salary and other compensation under Employee’s current employment with the Company shall remain unchanged and shall continue to be paid in accordance with the Company’s regular payroll practices.

4.2. Withholding. All amounts, if any, due from the Company to Employee hereunder shall be paid to Employee net of all taxes and other amounts which the Company is required to withhold by law.

4.3. Reimbursement for Business Expenses. Subject to the approval of the Company, the Company shall promptly pay or reimburse Employee for all reasonable business expenses incurred by Employee in performing Employee’s duties as Interim CFO, but only if Employee properly accounts for such expenses in accordance with the Company’s policies.

ARTICLE 5

Vacations and Other Paid Absences

5.1. Vacation Days. Employee’s entitlement to paid vacation days shall continue to be governed by the terms of Employee’s existing employment with the Company and shall not be affected by this Agreement.

5.2. Holidays. Employee’s entitlement to paid holidays shall continue to be governed by the terms of Employee’s existing employment with the Company and shall not be affected by this Agreement.

5.3. Sick Days and Personal Absence Days. Employee’s entitlement to paid sick days and personal absence days shall continue to be governed by the terms of Employee’s existing employment with the Company and shall not be affected by this Agreement.

ARTICLE 6

Fringe Benefits

Employee shall continue to participate in and receive benefits from the Company’s employee benefit plans on the same terms as under Employee’s existing employment with the Company. This Agreement does not create, modify, or otherwise affect any employee benefit entitlement of Employee. Nothing in this Agreement shall prohibit the Company from modifying or terminating any of its employee benefit plans in a manner that does not discriminate between Employee and other Company employees.

ARTICLE 7

Termination of Interim Appointment

7.1. Termination of Interim Appointment. Employee’s service as Interim CFO hereunder shall automatically terminate upon (i) the Board of Directors’ appointment of a permanent successor Chief Financial Officer; (ii) Employee’s death; (iii) Employee voluntarily ceasing to serve as Interim CFO upon written notice to the Company; or (iv) at the Company’s sole discretion, upon written notice to Employee terminating the interim appointment, with or without cause. Termination of Employee’s service as Interim CFO shall not, by itself, affect Employee’s continued employment with the Company in Employee’s other capacity, which shall continue to be governed by the terms of Employee’s existing employment.

7.2. Payments on Termination. In the event that Employee’s service as Interim CFO is terminated for any reason, the Company shall promptly reimburse Employee for any outstanding business expenses properly incurred and submitted in accordance with Company policies through the date of termination, but such payments shall be in full satisfaction of all of the Company’s obligations to Employee arising under this Agreement. For the avoidance of doubt, this Section shall not affect any amounts owed to Employee under the terms of Employee’s existing employment with the Company.

ARTICLE 8

Binding Agreement

8.1. Company’s Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

8.2. Employee’s Successors. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal representatives, legatees, and heirs. If Employee dies while amounts are still owed, such amounts shall be paid to Employee’s legatees or, if no such person or persons have been designated, to Employee’s estate.

ARTICLE 9

Governing Law and Venue

This Agreement shall be deemed to have been entered into by all parties within the State of California, and all questions regarding the validity and interpretation of this Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within the State of California, without regard to choice of law provisions.

ARTICLE 10

Arbitration of Disputes

If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to arbitration, litigation, or some other dispute resolution procedure.

ARTICLE 11

Acknowledgment

Employee acknowledges that he has had the benefit of independent professional counsel with respect to this Agreement and that Employee is not relying upon the Company, the Company’s attorneys, or any person on behalf of or retained by the Company for any advice or counsel with respect to this Agreement.

IN WITNESS, the parties have executed this Agreement in duplicate on the date and year first above written.

Employee,

/s/ Tong Wu
Name:	Tong Wu

Armlogi Holding Corp.,

Name:	Aidy Chou / Chief Executive Officer

Appendix A

Duties of Interim Chief Financial Officer

Responsible for monthly financial reporting, cash flow projections, and ensuring regulatory filings are completed accurately and on time, together with such other duties customarily associated with the role of Chief Financial Officer as may be assigned by the Board of Directors from time to time.

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